EXHIBIT 99.1



TUESDAY SEPTEMBER 21, 8:02 AM EASTERN TIME

COMPANY PRESS RELEASE

SOURCE: eGlobe, Inc.

EGLOBE ACQUIRES INTERNET SUPPORT SERVICES AND CALL CENTER

WASHINGTON, DC, Sept. 21 /PRNewswire/ -- eGlobe, Inc. (Nasdaq: EGLO) today announced that it acquired the Miami-based Internet support services and call center of Outsource Automated Services and Integrated Systems Reservations Services ("ORS"). ORS provides customer care and transaction support services employing both Internet access and traditional telephone access. ORS supplies outsource service to the travel industry and to eCommerce providers.

The management of eGlobe and ORS expect first year revenues to exceed $7 million with positive EBITDA (earnings before interest, taxes, depreciation and amortization) in the 8% range. ORS's 1998 unaudited revenues were approximately $5 million.

Under the terms of the agreement, eGlobe will issue $3 million in common stock. ORS former owners may receive additional cash or shares based on the performance of ORS over the next two years. The maximum earnout (of up to 2.5 million shares) would be achieved if ORS realizes annual revenues of more than $27 million, with positive EBITDA of several million dollars. This contingent compensation is structured in three potential increments over the earnout period.

"The addition of the state-of-the-art Miami facility of ORS and its experienced management and employees is another key step in building eGlobe," said Christopher Vizas, eGlobe's Chairman and Chief Executive Officer. "ORS supplies the Internet customer care capability that is essential to our growth and success in unified messaging and the telephone portal business around the world. ORS also brings a substantial client base and allows us to offer outsourcing capabilities to other eGlobe customers."

About eGlobe

eGlobe is a leading supplier of global enhanced telecommunications and information services, including Internet voice and fax, unified messaging, telephone access to net and Web content, calling card services along with related validation, billing and payment systems, and other international Internet and inter-networking services in partnership with telecommunications operators around the world. eGlobe originates traffic in 90 territories and countries and terminates anywhere in the world. eGlobe provides its services principally to telecommunications companies and financial institutions.

Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statement. Factors that impact such forward-looking statements include, among others, the ability of the Company to attract additional business, the ability of the Company to raise additional capital; the ability of the Company to successfully integrate the IDX acquisition and unified messaging technology, complete software development and offer new products, changes in expectations regarding restructurings, including tax liabilities and reductions in cost, possible changes in collections of accounts receivable, risks of competition, price and



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margin trends,  changes in worldwide  general  economic  conditions,  changes in interest rates, currency rates and worldwide competition.











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